Exhibit 99.1

ALLSCRIPTS AND MISYS HEALTHCARE TO CREATE A LEADER

IN PHYSICIAN SOLUTIONS

Will Have Leadership Position Across All Segments of Growing Electronic Health Record and

Practice Management Markets and Client Base of Approximately 150,000 U.S. Physicians

Misys Plc to Contribute Misys Healthcare, Plus $330 Million in Cash, in Exchange for

54.5% Stake in Combined Company

LONDON, UK and CHICAGO, IL – March 18, 2008 – Allscripts (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, and Misys Healthcare LLC, a wholly-owned subsidiary of Misys Plc (FTSE: MSY.L), the global applications software and services company, today announced that they have signed a definitive merger agreement. The transaction would significantly enhance Allscripts position in the overall healthcare information technology sector and create an industry leader in the growing electronic health records (EHR) and practice management (PM) markets. The combined company will have a client base of approximately 150,000 U.S. physicians and 700 hospitals and will be uniquely positioned to help physicians provide better patient care, manage their business more effectively and connect with their patients and other key healthcare stakeholders.

Under the terms of the agreement, which has been approved by the board of directors of both companies, Misys Healthcare will be merged with a wholly-owned subsidiary of Allscripts, and Misys Plc will contribute $330 million in cash to Allscripts, for which it will receive shares representing a 54.5% ownership position in the combined company. Allscripts will pay a special cash dividend of $330 million, or approximately $4.90 per share, to Allscripts stockholders of record as of the last business day immediately prior to the closing of the transaction. Allscripts stockholders would retain the shares they currently own.

In its 2007 fiscal year, which encompasses the period from June 1, 2006 to May 31, 2007, Misys Healthcare had revenues of £196, or approximately $376 million, and profit before exceptional items of £20.6, or approximately $39.5 million.1

The current Allscripts management team will continue in their management roles at the combined company. Glen Tullman, Chief Executive Officer of Allscripts, will serve as CEO, and Bill Davis, Chief Financial Officer of Allscripts, will serve as CFO. Mike Lawrie, Chief Executive of Misys, will serve as Executive Chairman of the Board of Directors. The new board will have 10 members, including Mr. Lawrie, Mr. Tullman, five directors nominated by Misys and three directors nominated by Allscripts. The combined company, which would have over 3,700 employees, will be headquartered in Chicago, Illinois. Allscripts will continue to trade on the NASDAQ under the MDRX ticker.

“This agreement changes the landscape in healthcare information technology by creating a single company that will serve roughly 150,000 physicians with our portfolio of electronic health record, practice management and other software solutions,” stated Mr. Tullman. “Improving U.S. healthcare requires the ability to connect all stakeholders through the continuum of care, and today we have taken a major step towards doing that, with nearly one out of three physicians in America as customers of the combined company.”

Mr. Tullman continued, “Bringing Allscripts and Misys Healthcare together represents a compelling opportunity for stockholders of both companies to participate in a combined organization with significant potential, including a major cross-selling opportunity that will drive us forward in the years ahead.”

Mike Lawrie, Chief Executive Officer of Misys, said, “In Allscripts, we have found the perfect partner to complement and drive our business and position us to deliver superior value to our shareholders, clients and employees over the long term. We have great respect for the Allscripts team and share highly compatible cultures. The employees of both companies will enjoy the benefits of being part of a clear industry leader with a broader suite of products that meet the individual needs of all practice sizes and specialties. We all look forward to working with Glen Tullman and his team to deliver on the tremendous potential of the combined company.”

[1]	USD figures based on an exchange rate of 1.9178 GBP per 1 USD, the average exchange rate during the period from June 1, 2006 to May 31, 2007 .

The combined company expects to achieve annual pre-tax cost synergies of $15 to $20 million in the first full year following the close of the transaction, increasing to total annual cost synergies of $25 to $30 million in the years that follow. The company also expects revenue synergies through cross-selling each company’s product offering into each other’s customer base.

Misys has received a firm commitment from Lehman Brothers to provide debt financing, and an underwriting commitment from ValueAct Capital Master Fund L.P. to provide equity financing for the cash portion of the transaction, both of which are subject to customary conditions. ValueAct has committed to voting in favor of the transaction. The transaction is not conditioned on financing and is expected to close in the next four to six months. The transaction is subject to the approval of the merger agreement by Misys shareholders, the approval by Allscripts shareholders of the issuance of shares in the transaction and certain amendments to Allscripts charter and bylaws, regulatory approvals and customary closing conditions.

Goldman, Sachs & Co. acted as the exclusive financial advisor to Allscripts and Sidley Austin LLP acted as legal counsel to Allscripts. Lehman Brothers acted as lead financial advisor to Misys and Debevoise & Plimpton LLP acted as legal counsel to Misys. Deutsche Bank AG also provided financial advice to Misys.

Conference Call and Web Cast Information

Allscripts and Misys will host a joint conference call Tuesday, March 18, 2008 at 8:30 a.m. EDT (12:30 p.m. GMT) to discuss the transaction. The dial-in number for United States callers is (866) 224-3295 and the dial-in number for participants located outside of the United States is +44 (0) 1452 568 060. The passcode for all callers is 39947975. A replay of the conference call will be available beginning the afternoon of Tuesday, March 18, 2008, and can be accessed by dialing (866) 247-4222 from within the United States or +44 (0) 1452 550 000 from outside of the United States. The passcode for the replay is 39947975. A slide presentation and live audio webcast of the call will be available at http://investor.allscripts.com

About Allscripts

Allscripts (Nasdaq: MDRX) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The company’s unique solutions inform, connect and transform healthcare, delivering improved care at lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system. To learn more, visit Allscripts at www.allscripts.com.

About Misys

Misys plc (FTSE: MSY.L), provides integrated, comprehensive solutions that deliver significant results to organisations in the financial services and healthcare industries. We maximise value for our customers by combining our deep knowledge of their business with our commitment to their success.

In banking and treasury & capital markets, Misys is a market leader, with over 1,200 customers, including all of the world’s top 50 banks. In healthcare, Misys is a market leader, serving more than 110,000 physicians in 18,000 practice locations and 600 home care providers. Misys employs around 4,500 people who serve customers in more than 120 countries.

We aspire to be the world’s best application software and services company, delivering results for the most important industries in the world.

Misys: experience, solutions, results

Contact us today, visit: www.misys.com

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Allscripts, Inc. (“Allscripts”) and Misys Healthcare Systems LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, a definitive proxy statement and other related materials, and Misys intends to file a shareholder circular with the Financial Services Authority in the United Kingdom. The definitive proxy statement will be mailed to the stockholders of Allscripts, and the shareholder circular will be mailed to the shareholders of Misys. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary, or to Misys at 125 Kensington High Street, London W8 5SF, United Kingdom, Attention: Group General Counsel & Company Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving Allscripts, MHS and Misys, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or regulatory approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Misys or MHS and others following announcement of entering into the merger agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder or shareholder approval or the failure of any party to satisfy other conditions to completion of the proposed transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’, Misys’ and MHS’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the merger will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.

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Contacts:

Allscripts	Misys Plc
U.S. Investors	U.S. Investors
Lee Shapiro	Alex Dee
President	T: 011-44-207-368-2336
312-506-1207	M: 011-44-798-901-7979

U.S. Media	U.S. Media
Sard Verbinnen & Co	Brunswick Group
Hugh Burns/Jonathan Gasthalter/Chris Kittredge	Steve Milunovich
212-687-8080	212-706-7867